EXHIBIT 99.1

August 3, 2017
Centrus Reports Second Quarter 2017 Results

•	Reaffirming annual outlook of $200-225 million in revenue and $150-175 million cash balance for year-end 2017

•	Revenue of $44.0 million and a net loss of $22.4 million for the quarter ended June 30, 2017

•	Cash balance of $147.7 million at June 30, 2017

BETHESDA, Md. - Centrus Energy Corp. (NYSE American: LEU) today reported a net loss of $22.4 million for the quarter ended June 30, 2017, compared to a net loss of $2.9 million for the second quarter of 2016 that included a $16.7 million gain on the early extinguishment of debt. The net loss allocable to common stockholders was $24.4 million, or $2.69 per basic and diluted share, for the quarter ended June 30, 2017, compared to a net loss allocable to common stockholders of $2.9 million, or $0.32 per basic and diluted share, for the second quarter of 2016.
“Our second quarter results are not a surprise, and we remain on track to meet our guidance for the year,” said Daniel B. Poneman, Centrus president and chief executive officer. “Beyond the numbers, we continue to focus on making new sales and securing new sources of supply, closely managing the decommissioning of our centrifuge demonstration facility so that it stays on budget, and positioning Centrus to succeed in a rapidly-changing market that is opening up new opportunities for the future.”
Revenue and Cost of Sales
Centrus’ annual revenue in the LEU segment comes from long-term contracts that generally obligate customers to an annual purchase commitment but give the customers flexibility to determine the delivery date within a given year. Revenue is recognized at the time LEU or uranium is delivered under the terms of customer contracts. As in 2016, Centrus expects a large portion of revenue to occur in the fourth quarter, with more than one-half of 2017 annual revenue expected in the fourth quarter based on the anticipated timing of contracted deliveries during the year. Revenue for the second quarter was $44.0 million, a decrease of $19.4 million, or 31 percent, compared to the same quarter in 2016. In the six-month period ended June 30, 2017, revenue was $51.2 million, a decrease of $102.2 million, or 67 percent, from the same period in 2016. As the enrichment market has continued to soften, utilities continue to defer their deliveries until later in the year, which concentrates our revenue recognition later into the year.
Revenue from the LEU segment declined $17.0 million, or 31 percent, in the three months and $89.8 million, or 70 percent, in the six months ended June 30, 2017, compared to the corresponding periods in 2016. The volume of separative work unit (SWU) sales declined 8 percent in the three-month period and 54 percent in the six-month period. SWU volumes delivered are expected to decline in 2017 compared to 2016. The average price billed to customers for sales of SWU declined 24 percent in the three-month period and 26 percent in the six-month period, reflecting the particular contracts under which SWU were sold during the periods. The average SWU price for sales during the full year 2017 is expected to be approximately 3 percent lower than in 2016.

Revenue from the contract services segment declined $2.4 million, or 28 percent, in the three months ended June 30, 2017, compared to the corresponding period in 2016, reflecting the reduced scope of contract work for American Centrifuge technology services in the current period. Revenue from the contract services segment declined $12.4 million, or 50 percent, in the six months ended June 30, 2017, compared to the corresponding period in 2016, due to the reduced scope of work and the timing of revenue recognition in the prior period. As a result of the contract signed with UT-Battelle in March 2016, revenue in the six months ended June 30, 2016, included $16.2 million for work in the six months ended June 30, 2016, as well as $8.1 million for March 2016 reports on work performed in the fourth quarter of 2015.
Cost of sales for the quarter ended June 30, 2017, totaled $48.3 million, a decrease of 17 percent from the period in 2016. For the six-month period, cost of sales were $58.0 million, a decrease of 56 percent from the 2016 period. Cost of sales for the LEU segment declined $7.2 million, or 15 percent, in the three months and $70.4 million, or 61 percent, in the six months ended June 30, 2017, compared to the corresponding periods in 2016, primarily due to the declines in SWU sales volumes noted above and declines in the average cost of sales per SWU. Cost of sales is affected by sales volumes, unit costs of inventory, and direct charges to cost of sales such as legacy benefit costs related to former employees. Cost of sales for the contract services segment declined $2.4 million, or 28 percent, in the three months and $3.7 million, or 21 percent, in the six months ended June 30, 2017, compared to the corresponding periods in 2016, due to the reduced scope of contract work.
Gross Loss
Centrus realized a gross loss of $4.3 million in the three months ended June 30, 2017, a decline of $9.8 million compared to the gross profit of $5.5 million in the corresponding period in 2016. The Company realized a decline in gross profit of $9.8 million for the LEU segment primarily due to the decline in the average SWU price, partially offset by a decline in the average SWU cost.
Centrus realized a gross loss of $6.8 million in the six months ended June 30, 2017, a decline of $28.1 million compared to the gross profit of $21.3 million in the corresponding period in 2016. The Company realized a decline in gross profit of $19.4 million for the LEU segment primarily due to the decline in the average SWU price and the decline in SWU sales volume for the six months compared to the prior period, partially offset by a decline in the average SWU cost. Centrus expects a positive gross profit for the LEU segment for the full year 2017.
Centrus realized a decline in gross profit of $8.7 million for the contract services segment in the six months ended June 30, 2017, compared to the corresponding period in 2016. Revenue for the contract services segment in the six months ended June 30, 2016, included a billing for March 2016 reports on work performed in the fourth quarter of 2015. Related expenses were included in Advanced Technology License and Decommissioning Costs in 2015 as they were incurred before a contract was in place. The Company realized a gross loss of $1.1 million for the contract services segment in the six months ended June 30, 2017, due to the timing of costs incurred and the allocation of indirect corporate costs, which are not fully recoverable from the revenue under the contract with UT-Battelle.

Advanced Technology License and Decommissioning Costs
Advanced technology license and decommissioning costs consist of American Centrifuge expenses that are outside of Centrus’ contracts with UT-Battelle, including ongoing costs to maintain the demobilized Piketon, Ohio, demonstration facility and the Company’s NRC licenses at that location. Costs declined $6.2 million, or 37 percent, in the six months ended June 30, 2017, compared to the corresponding period in 2016. Costs in the prior period included demobilization costs in preparation for the decontamination and decommissioning (D&D) of the Piketon demonstration facility, which commenced in the second quarter of 2016. D&D costs are charged against the accrued D&D liability.
SG&A and Special Charges
Selling, general and administrative (SG&A) expenses declined $1.8 million, or 8 percent, in the six months ended June 30, 2017, compared to the corresponding period in 2016. Consulting costs declined $1.1 million and compensation and benefits declined $0.4 million, including the effect of an $0.8 million loss in the prior period related to the remeasurement of pension obligations.
Special charges in the six months ended June 30, 2017, included estimated employee termination benefits of $0.8 million in the first quarter and $0.8 million in the second quarter, less $0.2 million for unvested employee departures. Advisory costs related to the Company’s project to align its corporate structure to the scale of its ongoing business operations and to update related information technology were $1.6 million in the first quarter and $1.7 million in the second quarter of 2017.
Cash Flow
Centrus ended the second quarter of 2017 with a consolidated cash balance of $147.7 million. The net reduction of $39.7 million in the SWU purchase payables balance, due to the timing of purchase deliveries, was a significant use of cash in the six months ended June 30, 2017. Other uses of cash were reflected in the reduction of accounts payable and other liabilities of $24.7 million and SG&A expenses of $22.1 million. The net decline of $42.7 million in inventories has yet to be fully monetized as indicated by the net increase of $40.9 million in receivables from utility customers resulting from sales in June 2017.
2017 Outlook
Centrus anticipates SWU and uranium revenue in 2017 in a range of $175 million to $200 million, reflecting an expected decline in SWU and uranium volumes delivered compared to 2016. The Company anticipates total revenue in a range of $200 million to $225 million. Centrus’ revenues continue to be most heavily weighted to the fourth quarter, and the Company expects more than one-half of its annual revenue in the fourth quarter of 2017, compared to 44 percent in the fourth quarter of 2016. Centrus expects to end 2017 with a cash and cash equivalents balance in a range of $150 million to $175 million.

The Company’s financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from these expectations could cause differences between the Company’s guidance and its ultimate results. Among the factors that could affect Centrus’ results are:

•	Additional short-term purchases or sales of SWU and uranium;

•	Timing of customer orders, related deliveries, and purchases of LEU or components;

•	The outcome of legal proceedings and other contingencies;

•
Execution and funding of a new agreement with UT-Battelle, the operator of ORNL, for the continuation of American Centrifuge development and testing activities in Oak Ridge following the expiration of the agreement on September 30, 2017;

•	Potential use of cash for strategic initiatives; and

•	Additional costs for decontamination and decommissioning of the Company’s facility in Ohio.

About Centrus Energy Corp.
Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for commercial nuclear power plants in the United States and around the world. Our mission is to provide reliable and competitive fuel goods and services to meet the needs of our customers, consistent with the highest levels of integrity, safety, and security.
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Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include risks related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks relating to our outstanding 8.0% paid-in-kind (“PIK”) toggle notes (the “8% PIK Toggle Notes”) maturing in September 2019, our 8.25% notes maturing in February 2027 and our Series B Senior Preferred Stock, including the potential termination of the guarantee by United States Enrichment Corporation of the 8% PIK Toggle Notes; risks related to the limited trading markets in our securities; risks related to our ability to maintain the listing of our Class A Common Stock on the NYSE American; risks related to decisions made by our Class B stockholders regarding their investment in the Company based upon factors that are unrelated to the Company’s performance; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); our dependence on others for deliveries of LEU including deliveries from the Russian government entity Joint Stock Company “TENEX” (“TENEX”) under a commercial supply agreement with TENEX (the “Russian Supply Agreement”); risks related to our ability to sell the LEU we procure pursuant to our purchase obligations under our supply agreements, including the Russian Supply

Agreement; risks relating to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability; risks related to the value of our intangible assets related to the sales order book and customer relationships; risks associated with our reliance on third-party suppliers to provide essential services to us; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; risks related to trade barriers and contract terms that limit our ability to deliver LEU to customers; risks related to actions that may be taken by the U.S. government, the Russian government or other governments that could affect our ability or the ability of our sources of supply to perform under their contract obligations to us, including the imposition of sanctions, restrictions or other requirements; the impact of government regulation including by the U.S. Department of Energy and the U.S. Nuclear Regulatory Commission; uncertainty regarding our ability to commercially deploy competitive enrichment technology; risks and uncertainties regarding funding for the American Centrifuge project and our ability to perform under our agreement with UT-Battelle, LLC, the management and operating contractor for Oak Ridge National Laboratory, for continued research and development of the American Centrifuge technology; the potential for further demobilization or termination of the American Centrifuge project; risks related to the current demobilization of portions of the American Centrifuge project, including risks that the schedule could be delayed and costs could be higher than expected; potential strategic transactions, which could be difficult to implement, disrupt our business or change our business profile significantly; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016.
Contacts:
Investors: Don Hatcher (301) 564-3460
Media: Jeremy Derryberry (301) 564-3392

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Separative work units	$37.9	$54.9	$38.7	$114.2
Uranium	—	—	—	14.3
Contract services	6.1	8.5	12.5	24.9
Total revenue	44.0	63.4	51.2	153.4
Cost of Sales:
Separative work units and uranium	42.1	49.3	44.4	114.8
Contract services	6.2	8.6	13.6	17.3
Total cost of sales	48.3	57.9	58.0	132.1
Gross profit (loss)	(4.3)	5.5	(6.8)	21.3
Advanced technology license and decommissioning costs	4.4	4.7	10.5	16.7
Selling, general and administrative	9.7	12.5	22.1	23.9
Amortization of intangible assets	2.0	2.7	3.2	5.9
Special charges for workforce reductions and advisory costs	2.3	0.6	4.7	0.6
Gains on sales of assets	(0.7)	(0.4)	(1.7)	(0.7)
Operating loss	(22.0)	(14.6)	(45.6)	(25.1)
Gain on early extinguishment of debt	—	(16.7)	(33.6)	(16.7)
Interest expense	0.7	5.1	3.6	10.1
Investment income	(0.3)	(0.1)	(0.6)	(0.4)
Loss before income taxes	(22.4)	(2.9)	(15.0)	(18.1)
Income tax benefit	—	—	(0.2)	(0.6)
Net loss	(22.4)	(2.9)	(14.8)	(17.5)
Preferred stock dividends - undeclared and cumulative	2.0	—	3.0	—
Net loss allocable to common stockholders	$(24.4)	$(2.9)	$(17.8)	$(17.5)

Net loss per common share – basic and diluted	$(2.69)	$(0.32)	$(1.96)	$(1.92)
Average number of common shares outstanding – basic and diluted (in thousands)	9,077	9,080	9,070	9,071

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share and per share data)

	June 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$147.7	$260.7
Accounts receivable	60.6	19.9
Inventories	104.0	177.4
Deferred costs associated with deferred revenue	118.3	89.3
Other current assets	14.9	13.3
Total current assets	445.5	560.6
Property, plant and equipment, net	5.5	6.0
Deposits for surety bonds	29.6	29.5
Intangible assets, net	90.1	93.3
Other long-term assets	15.3	24.1
Total assets	$586.0	$713.5

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$48.3	$46.4
Payables under SWU purchase agreements	19.9	59.6
Inventories owed to customers and suppliers	26.8	57.5
Deferred revenue	166.5	123.6
Decontamination and decommissioning obligations	27.2	38.6
Total current liabilities	288.7	325.7
Long-term debt	159.8	234.1
Postretirement health and life benefit obligations	170.2	171.3
Pension benefit liabilities	177.4	179.9
Other long-term liabilities	36.1	38.6
Total liabilities	832.2	949.6
Stockholders’ deficit
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Series B Senior Preferred Stock, 7.5% cumulative, 104,574 shares issued and outstanding and an aggregate liquidation preference of $107.6 million as of June 30, 2017	4.6	—
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 7,630,369 and 7,563,600 shares issued and outstanding as of June 30, 2017 and December 31, 2016	0.8	0.8
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 1,408,382 and 1,436,400 shares issued and outstanding as of June 30, 2017 and December 31, 2016	0.1	0.1
Excess of capital over par value	59.7	59.5
Accumulated deficit	(311.5)	(296.7)
Accumulated other comprehensive income, net of tax	0.1	0.2
Total stockholders’ deficit	(246.2)	(236.1)
Total liabilities and stockholders’ deficit	$586.0	$713.5

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Six Months Ended June 30,
	2017	2016
Operating Activities
Net loss	$(14.8)	$(17.5)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	3.6	6.2
PIK interest on paid-in-kind toggle notes	0.8	3.4
Gain on early extinguishment of debt	(33.6)	(16.7)
Gain on sales of assets	(1.7)	(0.6)
Inventory valuation adjustments	—	0.7
Changes in operating assets and liabilities:
Accounts receivable	(32.1)	(25.2)
Inventories, net	42.7	50.0
Payables under SWU purchase agreements	(39.7)	(50.9)
Deferred revenue, net of deferred costs	13.9	4.4
Accounts payable and other liabilities	(24.7)	(4.3)
Other, net	(1.4)	0.6
Cash used in operating activities	(87.0)	(49.9)

Investing Activities
Capital expenditures	(0.1)	(2.9)
Proceeds from sales of assets	1.7	1.0
Deposits for surety bonds - net decrease	—	0.3
Cash provided by (used in) investing activities	1.6	(1.6)

Financing Activities
Repurchase of debt	(27.6)	(8.0)
Cash used in financing activities	(27.6)	(8.0)

Decrease in cash and cash equivalents	(113.0)	(59.5)
Cash and cash equivalents at beginning of period	260.7	234.0
Cash and cash equivalents at end of period	$147.7	$174.5

Supplemental cash flow information:
Interest paid in cash	$2.1	$3.6
Non-cash activities:
Conversion of interest payable-in-kind to long-term debt	$0.8	$3.4